SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Southwestern Energy Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwestern Energy Company

2350 N. Sam Houston Parkway East, Suite 300

Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

ON MAY 11, 2005

The Annual Meeting of Shareholders of Southwestern Energy Company (the “Company”) will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on Wednesday, the 11th day of May, 2005, at 11:00 a.m., Central Daylight Time, for the following purposes:

(1)	To elect seven (7) directors to serve until the 2006 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for 2005;

(3)	To consider and take action upon a proposal to amend the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of common stock to 250,000,000 shares;

(4)	To consider and take action upon a proposal to increase the Company’s authorized “bonded indebtedness” (within the meaning of Article 12, Section 8 of the Constitution of the State of Arkansas) by an additional $200 million, in the aggregate, upon such terms, provisions, and conditions as the Board of Directors shall approve; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 3, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

The Company’s 2004 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are invited to attend the meeting. If you cannot attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card. As an alternative, you can also vote your shares by telephone or over the Internet.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of Southwestern Energy Company or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy previously granted and vote in person.

By Order of the Board of Directors

MARK K. BOLING

Executive Vice President,

General Counsel & Secretary

March 28, 2005

Southwestern Energy Company

PROXY STATEMENT

PROXY QUESTIONS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Shareholders who own shares of common stock as of March 3, 2005 may vote at the meeting. There were 36,456,066 shares of common stock outstanding on that date. Each share has one vote except with respect to the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors elected.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

This Proxy Statement, and accompanying proxy are first being sent, or given, to shareholders on or about Monday, March 28, 2005.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

•	the election of seven (7) directors;

•	the ratification of PwC as the Company’s independent registered public accounting firm for 2005;

•	the approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock; and

•	the approval of an increase in the Company’s authorized “bonded indebtedness.”

The Board recommends a vote “FOR” the election of seven directors, “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for 2005, “FOR” the authorization of an increase in the Company’s authorized shares of common stock, and “FOR” the authorization of an increase in the Company’s “bonded indebtedness.”

WHAT CONSTITUTES A QUORUM OF SHAREHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast as of the record date. Since there were 36,456,066 shares of common stock outstanding on March 3, 2005, the record date, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of shareholders entitled to vote at least 18,228,034 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum.

HOW MANY VOTES DOES IT TAKE TO ELECT DIRECTORS?

Directors are elected by a plurality of all the votes cast. Because seven directors are being elected, this means that the seven nominees who receive the highest number of votes will be elected. You may only exercise your cumulative voting rights by submission of a written proxy, voting instruction card, or voting in person at the Annual Meeting. The cumulative voting feature is not available for voting by telephone or the Internet. Withheld votes do not affect the voting calculation.

HOW MANY VOTES DOES IT TAKE TO RATIFY THE APPOINTMENT OF PwC TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005?

The proposal to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm for 2005 will be approved if a majority of the number of shares represented in person or by proxy vote in favor of its adoption. Abstentions are counted as shares voting on the proposal, thus having the effect as a vote against the proposal. Broker non-votes are not counted as shares voting on this proposal.

HOW MANY VOTES DOES IT TAKE TO APPROVE THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK AND APPROVE THE INCREASE IN THE COMPANY’S AUTHORIZED “BONDED INDEBTEDNESS”?

The proposals to approve (1) an amendment to the Company’s Articles of Incorporation to increase the Company’s number of authorized shares of common stock to 250,000,000 and (2) an increase in the Company’s authorized “bonded indebtedness” by an additional $200 million in the aggregate will each be approved if more than 50% of the total number of outstanding shares vote in favor of each such proposal. Abstentions are counted as shares voting against the proposal. Broker non-votes are not counted as shares voting on this proposal.

HOW DO I VOTE?

You may vote your shares in person at the Annual Meeting or by proxy. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards and offer electronic and telephone voting to all of our shareholders to enable them to direct the voting of their shares.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

If your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, your broker can vote your shares in the election of directors and the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2005, but your broker may not vote your shares for or against the other proposals set forth above. If you do not provide instructions to your broker on how to vote your shares, and your broker is not permitted to vote on the proposal without instructions from you, then your shares will be counted as “broker non-votes” for those specific proposals.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote, you will be designating Kenneth R. Mourton and Charles E. Scharlau as your proxies. We solicit proxies so that all common shares may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will vote according to your instructions. If you complete and return your proxy card but do not indicate your vote on the matters, your proxies will vote “FOR” the seven directors and “FOR” each additional proposal set out above. Also your proxy card or vote by phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1 a.	Proposal No. 1

The names of seven directors to serve for the next year are listed on your proxy card. To vote for all seven directors, you check the box marked “FOR ALL NOMINEES.” To withhold your vote from all seven directors, (not vote for or against the directors) mark the box “WITHHELD FROM ALL NOMINEES.”

To vote for some of the directors and not others, write in the name(s) of the director(s) you wish to withhold your vote from on the line provided. To exercise cumulative voting (the number of shares owned multiplied by seven, the number of directors to be elected) write in how many votes you wish to cast for each director on the line provided. Votes may be cast for a single nominee or distributed among any number of nominees. Cumulative voting rights can be exercised by submission of a written proxy, a voting instruction card, or in person at the Annual Meeting.

b.	Proposal No. 2

The proposal to ratify PricewaterhouseCoopers as the independent registered public accounting firm for the Company during 2005.

To vote for Proposal No. 2, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box, “ABSTAIN.”

c.	Proposal No. 3

The proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 250,000,000 shares is listed on your proxy card.

To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box, “ABSTAIN.”

d.	Proposal No. 4

The proposal to increase the Company’s authorized “bonded indebtedness” by an additional $200 million in the aggregate is listed on your proxy card.

To vote for Proposal No. 4, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box, “ABSTAIN.”

Step 2.	Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED AS “FOR” ALL PROPOSALS SET OUT ABOVE.

Step 3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “Vote-by-Telephone” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability. Note that if you wish to exercise cumulative voting, you must submit a written proxy, a voting instruction card, or vote in person at the Annual Meeting.

HOW DO I VOTE ON THE INTERNET?

Record holders with Internet access may submit proxies by following the “Vote-by-Internet” instructions on their proxy cards. Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability. Note that if you wish to exercise cumulative voting, you must submit a written proxy, a voting instruction card, or vote in person at the Annual Meeting.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Southwestern Energy Company, on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Co., Inc., a proxy solicitation firm, will be assisting us for a fee of approximately $7,500 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, seven (7) directors are to be elected to serve for the ensuing year or until their respective successors are duly elected and qualified. The shares represented by the enclosed proxy will be voted as instructed by the shareholders for the election of the nominees named below. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by the enclosed proxy may be voted for such other person as the Board of Directors may recommend. The Company has no knowledge that any nominee will be unavailable for election. Directors are elected by plurality vote.

The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has proposed the nominees set forth below for election as directors. All nominees for director are presently directors of the Company. Certain information concerning the nominees is set forth below.

Nominees for Election

LEWIS E. EPLEY, JR. – Mr. Epley is an Attorney at Law and a private investor. He is a member of the Arkansas Bar Association and served as President of the Carroll County Bar Association in Arkansas and Special Associate Justice of the Supreme Court of Arkansas. He has served as a director of the Bank of Eureka Springs since 1964, and has been the Vice Chairman of its Board of Directors since 1993. He is a former Chairman and member of the Board of Trustees of the University of Arkansas and a former director and President of the Northwest Arkansas Radiation Therapy Institute (NARTI). He is currently a director and Chairman of the University of Arkansas Foundation, Inc.; and a director of the University of Arkansas Alumni Association. He also formerly served as a member of the NARTI Foundation Board. Mr. Epley is 68 years old and was first elected to the Company’s Board of Directors in 1998.

JOHN PAUL HAMMERSCHMIDT – Mr. Hammerschmidt is a retired U.S. Congressman, Third District of Arkansas, who served from 1967-1993. He has been a director of Dillard’s, Inc., Little Rock, Arkansas, since 1992; First Federal Bank of Arkansas, Harrison, Arkansas, since 1966; and Metropolitan Washington Airport Authority since 1997. He is the Chairman of the First Federal Bank of Arkansas and the Northwest Arkansas Council. Mr. Hammerschmidt is 82 years old and was first elected to the Company’s Board of Directors in 1992.

ROBERT L. HOWARD – Mr. Howard is a retired Vice President of Shell Oil Company. From 1991 to 1995, he was Vice President, Domestic Operations, Exploration and Production of Shell, and President of Shell Western Inc. and Shell Offshore, Inc. In these positions, he was responsible for all domestic exploration and production activities. From 1985-1991, Mr. Howard was President, Shell Offshore Inc., and was responsible for all offshore exploration and production in the Gulf of Mexico, the East Coast, and Florida. During Mr. Howard’s 36 years with Shell, he held various positions within Shell’s exploration and production operations, including General Manager, Exploration and Production, Mid-Continent Division, and General Manager, Exploration and Production, Rocky Mountain Division and Alaska Division. Mr. Howard served as a director of Camco International, Inc. of Houston, Texas, from 1995 until 1998. Mr. Howard served as a director of Ocean Energy, Inc. from 1996 to April 2003, at which time Ocean Energy, Inc. was acquired by Devon Energy Corp. Since April 2003, Mr. Howard has served as a director of Devon Energy Corp., one of the Company’s competitors. Mr. Howard also served since 1997 as a director for McDermott International, Inc. of New Orleans, Louisiana. He is 68 years old and first became a director of the Company in 1995.

HAROLD M. KORELL – Mr. Korell is the President, Chief Executive Officer and Chairman of the Board of the Company. Mr. Korell joined Southwestern in 1997 as Executive Vice President and Chief Operating Officer. On May 22, 1998, Mr. Korell was promoted to President and Chief Operating Officer and was named President and Chief Executive Officer effective January 1, 1999. Mr. Korell was elected Chairman of the Board May 16, 2002. Previously, Mr. Korell was Senior Vice President–Operations of American Exploration Company, Executive Vice President of McCormick Resources, and held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production. Prior to that time, he held various positions with Mobil Corporation. Mr. Korell is 60 years old and first became a director of the Company in 1998.

VELLO A. KUUSKRAA – Mr. Kuuskraa is the President and Chairman of the Board of Advanced Resources International, Inc., a privately held geological and engineering technical services company of Arlington, Virginia. He is internationally recognized for his work in energy economics, supply modeling, and new oil and gas recovery technologies. Mr. Kuuskraa served on the United States Secretary of Energy’s Natural Gas Supply Task Force, was a member of the National Academy of Sciences Study Committee for defining the National Energy Modeling System, and has testified before the Federal Energy Regulatory Commission on the outlook for natural gas supplies. He has published over 100 technical papers, reports and presentations on energy resources and future natural gas supplies. Mr. Kuuskraa is also a recognized expert on the technologies of coalbed methane recovery and enhanced oil recovery and their adaptation for carbon dioxide sequestration. Mr. Kuuskraa is 64 years old and was first elected to the Company’s Board of Directors in 2003.

KENNETH R. MOURTON – Mr. Mourton is an Attorney at Law with the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas and is a certified public accountant (inactive). He is the Managing Principal Attorney for this firm. Mr. Mourton also owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is the Chairman of the Razorback Foundation and is also a Board member of the Arkansas Rural Endowment Fund, a nonprofit corporation created by the State of Arkansas to help lower income, rural Arkansas children obtain college and university educations. Mr. Mourton is 54 years old and was first elected to the Company’s Board of Directors in 1995.

CHARLES E. SCHARLAU – Mr. Scharlau retired as President and Chief Executive Officer of the Company on December 31, 1998. He began his career as the Company’s legal counsel in 1951 and was involved in all facets of the Company’s business for over 47 years. In 1966, he was named Executive Vice President and first elected a director of the Company. In 1972, he was elected President and Chief Executive Officer. Mr. Scharlau is a consultant to the Company and is also currently of counsel with the law firm of Conner & Winters, LLP. He has been a director of Ablest, Inc., Clearwater, Florida, since 1980; a member of the Board of Trustees of the University of Arkansas since 1998 and the Chairman of such board; and Chairman of the Executive Committee for the Northwest Arkansas Council since 1999. He is also a director of Arvest Bank, Fayetteville, Arkansas and the Razorback Foundation. Mr. Scharlau is 77 years old.

OUTSIDE DIRECTOR COMPENSATION

Directors who are not employees of the Company received cash compensation as indicated in the table below for fiscal year 2004. Each non-employee director also receives long-term incentive compensation in the form of restricted stock and stock options and the amounts received in 2004 are also set forth in the table. Directors who retire with certain qualifications are appointed to the position of Director Emeritus. A Director Emeritus is paid an annual fee of $2,000 for the remainder of his life and receives the same health care benefits as the Company provides to its full time employees. Charles E. Sanders currently holds the position of Director Emeritus with the Company.

Annual Retainer ($)(1)	Committee Chairman Annual Retainer ($)	Each Board Meeting Attended ($)(1)	Each Telephonic Meeting Attended ($)	Each Compensation, Nominating and Governance, and Retirement Committee Meeting Attended ($)(1)	Each Audit Committee Attended ($)	Restricted Stock Awards ($)(2)(3)	Nonqualified Stock Options (#)(4)
24,000	2,000	1,000	500	1,000	1,250	26,394	1,720

(1)	On October 26, 2004, the Board of Directors approved an increase in the total cash compensation payable to the outside directors. The change in compensation, effective January 1, 2005, is as follows: annual retainer, $30,000; Board meeting, $1,200; and the meeting fee for the Compensation, Nominating and Governance, and Retirement Committees, $1,200.

(2)	On December 9, 2004, each outside Director was granted 530 shares of restricted stock, vesting 25% per year over four years. The value given represents the number of restricted shares times the fair market value of the Company’s stock on the date of grant.

(3)	Each outside Director also received a cash award for the payment of income taxes related to the restricted stock award as follows: Mr. Epley, Mr. Hammerschmidt, and Mr. Scharlau, $18,342; Mr. Howard and Mr. Mourton, $15,139; and Mr. Kuuskraa, $17,734.

(4)	Each outside Director serving as of December 9, 2004, was granted an option to purchase 1,720 shares of the Company’s common stock at $49.80 per share, representing the fair market value of the Company’s common stock on the date of grant. The option grant will vest in equal annual installments over the next three years.

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director in 2004 was based upon total compensation received by outside directors at 14 peer group companies as provided by the independent compensation consultants and was set at the 70th percentile for 2004 (“Baseline Compensation”). The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to outside directors for such year. The value of the total long-term incentive compensation payable in 2004 was allocated 50% to stock option awards and 50% to restricted stock awards, with the number of options and shares awarded being determined by reference to the market value of the Company’s stock on the date of the award.

In addition to the compensation noted above, the Company also provided health insurance in 2004 for Messrs. Epley, Mourton and Scharlau in the amounts of $4,239, $2,285 and $5,404, respectively. As an advisor to the Company, Mr. Scharlau also received consulting fees of $5,000 in 2004 under a consulting agreement with the Company.

CORPORATE GOVERNANCE

The Company has long believed that good corporate governance is important to ensure that Southwestern Energy Company is managed for the long-term benefit of its shareholders. The Company periodically reviews its corporate governance policies and practices and compares them to those suggested by various authorities in corporate governance and to the practices of other public companies. The Company also continuously reviews the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the new listing standards of the New York Stock Exchange.

Based on a review, the Company has taken steps to implement the requirements of these rules, regulations, and listing standards. Available on the Company website, www.swn.com, under the section “Corporate Governance,” are copies of the Company’s:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Retirement Committee Charter

•	Corporate Governance Guidelines

•	Business Conduct Guidelines

•	Code of Ethics for § 406 Officers

•	Confidential Complaint Procedures for Questionable Accounting Practices

•	Nonretaliation Policy

•	Procedures for Contacting the Board/Presiding Director

Copies of these documents are also available in print free of charge to any shareholder upon request to the Company’s Investor Relations Department.

The Board is composed of a majority of directors who qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange. The Board committee structure includes audit, compensation, and nominating and governance committees consisting entirely of independent directors.

It is the policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be deemed “independent,” the Board affirmatively determines that the director has no material relationship with the Company or its affiliates (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its affiliates) or any member of the senior management of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards that are more stringent than the corporate governance standards adopted by the New York Stock Exchange. Under the Board’s independence standards, a director will not be deemed independent if he or she:

•	is, or within the past five years has been, employed by the Company or any of its affiliates;

•	is, or within the past five years has been, affiliated with or employed by a present or former auditor of the Company or any of its affiliates;

•	currently participates, or within the past five years has participated, in an interlocking directorate in which an executive officer of the Company or any of its affiliates serves on the compensation committee of a company that concurrently employs the director;

•	is, or is a director, executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is, a paid adviser, paid consultant or paid provider of other professional services to the Company, any of its affiliates, any member of senior management or any affiliates of a member of senior management, if the amount of such payments has exceeded $60,000 during the current fiscal year of the Company;

•	is a director, executive officer, general partner or significant equity holder (i.e., in excess of 10%) of a significant purchaser of goods or nonprofessional services from, or supplier of goods or nonprofessional services to, the Company or any of its affiliates;

•	is affiliated with or employed by a tax-exempt entity that receives significant contributions (i.e., more than 3% of the annual contributions received by the entity or more than $100,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any member of senior management or any affiliate of a member of senior management; or

•	is a member of the immediate family of any person who would not qualify as independent under the foregoing standards; provided, that employment of an immediate family member of a director in a non-officer position will not preclude the Board from determining that the director is independent.

Applying these standards, the Board has determined that the following majority of directors qualify as independent – Lewis E. Epley, Jr., Robert L. Howard, John Paul Hammerschmidt, Vello A. Kuuskraa and Kenneth R. Mourton.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2004 the Board of Directors held seven meetings, one of which was telephonic. All directors attended 100% of the Board meetings and committee meetings on which he served, other than Mr. Vello Kuuskraa who was absent from one telephonic meeting. The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Retirement Committee. During 2004, the Audit Committee held four meetings; the Compensation Committee and the Nominating and Governance Committee each held two meetings; and the Retirement Committee held one meeting.

Audit Committee – The Audit Committee is composed entirely of non-employee members of the Board, each of whom satisfy the independence requirements for audit committee members under Rule 10A-3 promulgated under the Securities and Exchange Act of 1934 and are “independent” and “financially literate” as defined by New York Stock Exchange rules. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two (2) other public companies. In addition, the Board of Directors has determined that Mr. Kenneth R. Mourton, Audit Committee Chairman, a certified public accountant (inactive), is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee also includes Messrs. Robert L. Howard, and Vello A. Kuuskraa.

The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for the engagement of, and overseeing all audit work conducted by, the independent registered public accounting firm. The Audit Committee is governed by a Charter that has been approved by the Board of Directors. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensure such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

Compensation Committee – The Compensation Committee is composed entirely of non-employee members of the Board whom are “independent” as defined by New York Stock Exchange rules. The Compensation Committee is responsible for establishing officer compensation and discretionary awards under the various incentive plans. The Compensation Committee is governed by a Charter that has been approved by the Board of Directors. Messrs. Robert L. Howard, Compensation Committee Chairman, John Paul Hammerschmidt, Vello A. Kuuskraa, and Kenneth R. Mourton presently serve on this committee.

Nominating and Governance Committee – The Nominating and Governance Committee is composed entirely of non-employee members of the Board whom are “independent” as defined by New York Stock Exchange rules. The Nominating and Governance Committee considers candidates for nomination for Board positions, including qualified candidates recommended by shareholders, and oversees the Company’s corporate governance matters and practices. The Nominating and Governance Committee is governed by a Charter that has been approved by the Board of Directors. Messrs. Lewis E. Epley, Jr., Nominating and Governance Committee Chairman, Robert L. Howard and Kenneth R. Mourton presently serve on this committee.

Retirement Committee – The Retirement Committee is responsible for administering the Company’s pension and retirement plans and for recommending retirement policy to the Board of Directors. The Retirement Committee is governed by a Charter that has been approved by the Board of Directors. Messrs. Charles E. Scharlau, Retirement Committee Chairman, Lewis E. Epley, Jr., and John Paul Hammerschmidt presently serve on this committee.

Presiding Director

One of the Company’s non-employee directors serves as the “Presiding Director” of executive sessions of the non-employee directors of the Company. The Presiding Director is appointed by the non-employee directors each year at the Annual Meeting of the Board of Directors, which is generally held in May. The Presiding Director acts as chair of all executive sessions and is responsible for coordinating the activities of the other non-employee directors, including the establishment of the agenda for executive sessions of the non-employee directors, as required by the Company’s Corporate Governance Guidelines and applicable listing standards. The Presiding Director also acts as the liaison director for any informal, confidential communications with the Chief Executive Officer outside of the normal Committee and Board procedures.

Identifying and Evaluating Nominees for Directors

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards. The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be provided by any director or shareholder, and the Board may retain professional search firms.

The Nominating and Governance Committee is responsible for screening candidates (in consultation with the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Shareholders. After a concurrent review of all candidates by the Committee and the Chief Executive Officer, the Chairman of the Board interviews the potential candidates selected by the Committee and Chief Executive Officer, and reports his conclusions to the Committee, together with a recommendation of final candidates for interview by the members of the Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. Final approval of any candidate is made by the full Board of Directors.

Selection Criteria for Nominees for Directors

Each member of the Board brings a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure. The Company’s Corporate Governance Guidelines, which are available on the Company’s website under “Corporate Governance” at www.swn.com, set forth certain criteria that apply to director candidates. The Nominating and Governance Committee and the Board are guided in general by the following criteria:

•	Each director should be chosen without regard to sex, race, religion or national origin;

•	Each director should be an individual of the highest character and integrity and have the ability to work well with others;

•	Each director should have an inquiring mind, vision and good judgment;

•	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director;

•	Each director’s skill set should be complementary to the background and experience of other Board members;

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director should have the capacity and desire to represent the balanced, best interests of all shareholders and objectively appraise management performance.

The Nominating and Governance Committee evaluates the qualifications of each director candidate against the foregoing criteria in connection with its recommendation to the Board concerning his or her nomination for election or re-election as a director. The Nominating and Governance Committee, with direct input and advice from the Chief Executive Officer, is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and periodically reviews and updates the criteria as deemed necessary.

Each director’s continuation on the Board is reviewed at the expiration of his or her term and before that director is reconsidered for election. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the Chairman of the Board, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Committee’s conclusions to the full Board.

Shareholder Nominations

The Company’s by-laws permit shareholders to nominate directors for consideration at an annual meeting of shareholders. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 300, Houston, Texas 77032. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 65 days’ notice of the meeting date is given to shareholders, notice by the shareholder must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. The written notice must set forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the nominee and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations the Nominating and Governance Committee seeks to address the criteria set forth above under “Selection Criteria for Nominees for Directors.”

Communications to Non-Employee Directors

The Board provides a process for shareholders to send communications to the Presiding Director, the non-employee directors as a group or any of the other directors, including the entire Board. Shareholders may send written communications to the non-employee directors, the Presiding Director or any of the other directors to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 300, Houston, Texas 77032. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Attendance at Annual Meeting

It is the Company’s policy that the directors who are up for election attend the Annual Meeting of Shareholders. Each member of the Company’s Board of Directors attended last year’s Annual Meeting of Shareholders.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for 2005. PwC has been the independent registered public accounting firm of the Company since its selection, upon recommendation of the Audit Committee, on June 20, 2002.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2004 and 2003, and fees billed for other services rendered by PwC during those periods:

	2004	2003
Audit Fees (1)	$625,500	$222,680
Audit-Related Fees (2)	60,105	88,325
Tax Fees (3)	20,250	26,411
All Other Fees (4)	-	2,650

Total	$705,855	$340,066

(1)	The Audit fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, reviews of the quarterly financial statements, services related to the issuance of comfort letters, consents, and assistance with review of documents filed with the SEC. For 2004, the audit of the consolidated financial statements was integrated with the audit of internal controls.

(2)	The Audit-Related fees for the years ended December 31, 2004 and 2003, were for assurance and related services for employee benefit plan audits, consultations concerning financial accounting and reporting standards and advisory services related to compliance with Section 404 of the Sarbanes-Oxley Act.

(3)	Tax fees for the years ended December 31, 2004 and 2003 were for services related to the review of federal and state tax returns. Tax fees for 2003 also included $6,161 of tax research and consultation.

(4)	All other fees for the years ended December 31, 2003 were for billings related to the use of a licensed accounting research product and an industry compensation survey.

The Audit Committee pre-approves all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy adopted by the Audit Committee (the “Pre-Approval Policy”). A copy of the Company’s Pre-Approval Policy is attached hereto as Appendix A. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Committee at its next scheduled meeting.

The Committee receives periodic reports from the independent registered public accounting firm as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which is not less frequently than annually. The Committee discusses such reports with the auditors, and if so determined by the Committee, takes appropriate action to satisfy itself of the independence of the auditors. The Committee reviews the performance of the Company’s independent registered public accounting firm annually. In doing so, the Committee consults with management and the internal auditor and obtains and reviews a report by the independent registered public accounting firm describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent registered public accounting firm with respect to any such issues, and (iv) all relationships between the independent registered public accounting firm and the Company. The Committee ensures rotation of the audit partners as required by applicable law and listing standards.

The Audit Committee approved all non-audit services for 2004. The Audit Committee also considered whether the provisions of the services by PwC described above under “All Other Fees” are compatible with maintaining the independence of PwC.

Representatives of PwC will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement to shareholders if they so desire. The representatives will also be available to respond to questions from shareholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2004. The Committee also has discussed with the independent registered public accounting firm for the Company the matters required to be discussed by

Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as modified or supplemented. The Committee has received and reviewed the written disclosures and the letter from the independent public accountants for the Company required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with the independent registered public accounting firm its independence from management and the Company, including consideration of non-audit fees on that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

KENNETH R. MOURTON, CHAIRMAN

ROBERT L. HOWARD

VELLO A. KUUSKRAA

Members of the Audit Committee

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

The following table sets forth information as of March 3, 2005, with respect to the beneficial ownership of the Company’s common stock by each director, nominee and executive officer named in the Summary Compensation Table, and by all directors, nominees and executive officers as a group.

Name of Beneficial Owner	Number of Shares of Common Stock (Sole Voting and Investment Power Except as Noted)(1)		Percent of Class
Executive Officers:
Harold M. Korell	807,291		2.18%
Greg D. Kerley	431,076		1.17%
Richard F. Lane	248,467		*
Mark K. Boling	56,323		*
Alan N. Stewart	5,924		*
Directors and Nominees:
Lewis E. Epley, Jr.	54,713		*
John Paul Hammerschmidt	80,530		*
Robert L. Howard	61,895		*
Vello A. Kuuskraa	7,030		*
Kenneth R. Mourton	69,530		*
Charles E. Scharlau	320,654		*

All directors, nominees and executive officers as a group (14 persons)	2,295,905	(2)	6.05%

*	Less than one percent.

(1)	Of the number of shares reported as beneficially owned, the named individuals had the right to acquire within 60 days of March 3, 2005, through the exercise of stock options, beneficial ownership of the following number of shares: Mr. Korell, 577,886; Mr. Kerley, 240,148; Mr. Lane, 155,690; Mr. Boling, 27,539; Mr. Stewart, 2,334 ; Mr. Epley, Jr., 44,000; Mr. Hammerschmidt, 80,000; Mr. Howard, 44,000; Mr. Kuuskraa, 2,000; Mr. Mourton, 68,000; and Mr. Scharlau, 201,000. Also included in the number of shares reported as beneficially owned are the following restricted shares with respect to which the named individuals have voting power but not investment power: Mr. Korell, 64,283; Mr. Kerley, 32,695; Mr. Lane, 32,830; Mr. Boling, 11,155; Mr. Stewart, 2,965; and 530 for each outside Director. The named individuals acquire investment power for these shares immediately upon a “change in control.”

(2)	Of this number, all directors and executive officers as a group had the right to acquire beneficial ownership of 1,488,636 shares through the exercise of stock options within 60 days.

CERTAIN TRANSACTIONS

During 2004, the Company and related entities paid $81,516 for certain legal services to the law firm of Conner & Winters, LLP, of which Charles E. Scharlau, a director and nominee, is of counsel. Greg Scharlau, Mr. Scharlau’s son, is a partner in Conner & Winters, LLP.

The Company also paid Advanced Resources International, Inc. $17,500 in connection with the licensing of certain software. Vello A. Kuuskraa, a director and nominee, is the President and Chairman of the Board of Advanced Resources International, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on a review of filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, there were no persons who beneficially owned more than 5% of the Company’s common stock as of December 31, 2004.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy

The Compensation Committee is responsible for establishing and reviewing the compensation policies and programs, and determining the compensation levels for the executive officers, including the Chief Executive Officer (the “CEO”), of the Company and its subsidiaries. The Compensation Committee believes that compensation should:

-	relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer’s contribution thereto;

-	reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the success of the Company;

-	help to attract and retain the most qualified individuals in the natural gas and oil and gas producing industries by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and

-	reflect the qualifications, skills, experience, and responsibilities of the particular executive officer.

In determining executive compensation, the Compensation Committee uses peer group comparisons for each of the three components of compensation described below (i.e., base salary, annual incentive compensation and long-term incentives). The industry group indices shown in the performance chart reported in this Proxy Statement include a number of the companies that are used for compensation analysis. Executive compensation paid by the Company during 2004 generally corresponded to the 50th to 75th percentile of compensation paid by comparable companies. The Compensation Committee takes into account the Company’s financial and operating performance as compared with the industry mean and the individual performance of the Company’s executives as compared to the Compensation Committee’s expectations of performance for top-level executives in general. The Compensation Committee retains an outside compensation consultant to provide advice and assistance on the Company’s compensation policies and to provide the Compensation Committee with information on compensation surveys. In addition, the Compensation Committee receives evaluations from the appropriate levels of management concerning the performance of those executives included in the reporting responsibilities for such management level.

Section 162(m) of the Internal Revenue Code could potentially limit the ability of the Company to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the summary compensation table. For 2004, approximately $1,150,000 of the compensation paid to Harold M. Korell, CEO, and approximately $30,000 paid to Greg D. Kerley, CFO, exceeded the $1,000,000 deductibility limit. The Compensation Committee periodically reviews ways to maximize the deductibility of compensation payments without compromising the Company’s or the Compensation Committee’s flexibility in designing effective compensation plans that can meet the Company’s objectives and respond quickly to marketplace needs. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans to reflect changes in government-mandated policies, it will not do so unless it feels that such changes are in the best interest of the Company and its shareholders.

Components of Compensation

Base Salary.    In establishing the base salaries for executive officers, the Compensation Committee examines competitive peer group surveys and data in order to determine whether the base pay, together with total compensation is competitive with compensation offered by other companies in the natural gas and oil and gas producing industries which are similar in terms of the complexity of their operations and which offer the most direct competition for competent executives. In addition to the use of this competitive data, base salaries are determined based upon consideration of each particular executive’s performance, responsibilities, qualifications, experience and skills.

The Compensation Committee recognizes that changes in base salary affect other elements of compensation including: (i) awards under the Company’s Incentive Compensation Plan, (ii) pension benefits, (iii) Company matching portions of 401(k) and nonqualified plan contributions, and (iv) life insurance and disability benefits. As such, adjustments to base salary are only made after consideration of the impact to the executive’s entire package.

Annual Incentive Compensation.    The Company maintains an Incentive Compensation Plan (the “Incentive Plan”) applicable to executives with responsibility for the Company’s major business segments. The Incentive Plan is designed to encourage the achievement of goals determined at the beginning of each annual performance period, which goals are designed to increase shareholder value. The performance goals of the Incentive Plan may be based on (1) cash flow targets, (2) a defined reserve replacement ratio, (3) targeted present value added for each dollar of capital invested, (4) a favorable return on equity as compared to the Company’s peer group, (5) goals for production, expenses, reserve additions and present value added for each dollar of capital invested in the exploration and production group, (6) an adequate financial return in its utility segment while maximizing utility throughput, and (7) gas marketing margins. These criteria are deemed by the Compensation Committee to be critical to increasing shareholder value. The applicability of each of these criteria in determining awards to any particular executive depends on the Compensation Committee’s assessment of the responsibilities of that executive.

Each participant in the Incentive Plan is assigned target, minimum, and maximum total award levels that are expressed as a percentage of his or her base salary. A portion of each incentive award is an organizational performance award that is based upon the achievement of the corporate performance objectives pre-established for that executive. If the actual level achieved for a specified corporate performance objective is not at least equal to the predetermined minimum level, then the proportionate amount of the award represented by that performance measure will not be paid. The remaining portion of each award is discretionary based on a subjective evaluation of the executive’s individual performance by the Compensation Committee. Awards under the Incentive Plan are payable in cash, restricted shares of common stock of the Company, or a combination of cash and restricted shares of common stock.

The incentive bonus opportunities under the Incentive Plan vary based on each executive officer’s level of responsibility. For 2004, the annual incentive awards were made based on 2004 performance measures and executive bonus percentages approved by the Compensation Committee in December 2003. The 2004 bonus percentages for the CEO and certain of the named executive officers were modified by the Compensation Committee on February 24, 2005, to be the same as the bonus percentages that were approved in December 2004 for 2005. The modifications were based on the Compensation Committee’s determination, in light of the Company’s performance and after consultation with external compensation consultants, that the bonus opportunities originally established for fiscal year 2004 were below those of peer group companies.

For 2004, the target incentive awards related to the attainment of corporate performance objectives for the Named Executive Officers were modified to range from 33% to 85% of base salary, up from 33% to 60%. If the maximum performance objectives were attained, the incentive award opportunities were modified to range from 60% to 150% of base salary, up from 60% to 105%. If the minimum performance objectives were attained, the incentive award opportunities were modified to range from 16.5% to 42.5% of base salary, up from 16.5% to 30%. The target total incentive award opportunities for these executives for 2004, including the discretionary component, were modified to range from 55% to 140% of base salary, up from 55% to 100%. The maximum total incentive award opportunities for these executives for 2004, assuming attainment of the maximum performance objectives and the maximum discretionary amount, were modified to range from 80% to 200% of base salary, up from 80% to 140%. Assuming attainment of minimum performance objectives and the maximum discretionary amount, the total incentive award opportunities were modified to range from 55% to 140% of base salary, up from 55% to 100%.

For 2004, the performance goals established for the Named Executive Officers, other than Alan N. Stewart, Executive Vice President of Arkansas Western Gas Company, by the Compensation Committee were based on: (1) cash flow per share, (2) reserve replacement ratio, (3) PVI (which we define as the expected present value added discounted at 10% for each dollar invested), and (4) return on equity. Because these factors were weighted approximately equal, a proportionate award would be earned for each performance goal that is met at the pre-established levels. In 2004, the cash flow per share, reserve replacement level, and return on equity performance goals surpassed the maximum award level, while PVI was above target. Mr. Stewart’s performance goals were based upon (1) utility net operating income, (2) controlling utility expenses, and (3) utility gas sales volumes. The Compensation Committee based the discretionary awards for these executives on a subjective evaluation of the executive’s performance.

Long-Term Incentives.    The long-term incentives for the Company are comprised of two plans: (1) a stock incentive plan, the Company’s 2004 Stock Incentive Plan (the “Stock Plan”) and (2) a goal driven plan, the Southwestern Energy Company 2002 Performance Unit Plan (the “Performance Unit Plan”). The Company’s long-term incentive program is designed to provide incentives for key employees to focus on the long-term strategic goals of the Company’s business and to attract and retain key employees through share ownership.

The Company’s executive officers are eligible to participate in the Stock Plan. Under the Stock Plan, the Compensation Committee may grant options to purchase common stock of the Company and award shares of restricted stock, restricted stock units and stock appreciation rights, each in such amounts as determined by the Compensation Committee. The Stock Plan also allows the Compensation Committee to award cash bonuses when a participant is required to recognize income for federal or state income tax purposes with respect to awards of restricted stock or restricted stock units or the exercise of stock options. The Compensation Committee believes that stock options and other equity-based compensation align the interests of executives and other managers with those of the Company’s stockholders because the value of such compensation is directly related to appreciation of the Company’s stock price. In 2004, the Compensation Committee granted stock option and shares of restricted stock under the Stock Plan. All stock options granted in 2004 have an exercise price based on the “fair market value” (as defined in the Stock Plan) of the Company’s common stock on the date of grant, have terms of seven-to-ten years and vest over a period of three years. The shares of restricted stock awarded in 2004 vest over a four-year period. The stock options and restricted stock awards, to the extent not previously vested, are forfeited upon termination of employment.

In determining the awards granted to executives in 2004 under the long-term incentive plans, the Compensation Committee considered a number of factors. The awards in 2004 were based upon an analysis of the value of long-term incentive plan awards made by the Company’s competitive peer group. The Compensation Committee also evaluated the performance of the Company, the performance and responsibility of the particular executive, and the desirability of providing a particular executive with an adequate incentive to remain with the Company.

The Company also maintains the Performance Unit Plan as a component of its long-term incentive program. The Performance Unit Plan is designed to complement the equity-based compensation awarded under the Stock Plan by providing additional awards for enhancing the long-term value of the Company and mitigating the effect of shareholder dilution. Performance units are long-term cash incentives with a value based on a predetermined set of performance measures.

In 2004, the Compensation Committee awarded a total of 3,819 performance units. Each performance unit has a target value of $1,000 per unit and vests ratably over a period of three years from the date of the grant. Actual payout is determined by the attainment of certain threshold, target, and maximum performance objectives, which pay 50% of target, 100% of target and 200% of target, respectively, at the end of the three-year period. Performance objectives are calculated weighing three-year total shareholder return versus a peer group and a performance measure known as a “reserve replacement efficiency ratio” (determined by dividing pre-tax operating cash flow by finding and development costs) versus both a peer group and a predetermined target level.

Chief Executive Officer Compensation

The compensation levels for the components of Mr. Korell’s compensation during 2004 were established by the Compensation Committee in the manner described above for each of the components of executive compensation. In addition to the factors described above, the Compensation Committee also took into consideration Mr. Korell’s substantial experience and standing in the industry in determining his base salary and other components of compensation.

For 2004, Mr. Korell’s base salary was established at $454,000, which was the same as his base salary for 2003. Under the Incentive Plan, Mr. Korell’s maximum bonus attainable was set at 140% of base salary, with a target award of 100% of base salary. As described under the subheading, “Annual Incentive Compensation” above, the bonus percentages for Mr. Korell were revised, with the maximum bonus set at 200% of base salary, with a target award of 140% of base salary. A portion of the award is based on the achievement of predetermined organizational performance objectives and a portion is discretionary based on a subjective evaluation of Mr. Korell’s performance by the Compensation Committee, which may be influenced by the performance of individual business segments. Based on the Company’s attainment of the performance measures in 2004, plus the discretionary component awarded, Mr. Korell received a bonus of $900,000, or 198% of his base salary.

During 2004, Mr. Korell received a grant of 36,730 stock options and 11,340 shares of restricted stock under the Stock Plan, all upon the same general terms and conditions approved by the Compensation Committee for all management level employees. The Compensation Committee also awarded Mr. Korell a cash tax bonus of $323,910 related to the award of the shares of restricted stock in 2004. As additional long-term compensation, the Compensation Committee awarded Mr. Korell 867 performance units under the Performance Unit Plan.

Committee’s Review of All Components of Compensation

The Compensation Committee has reviewed the aggregate amounts and mix of all components of the CEO’s and the other executive officers’ compensation, including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan, and the actual projected payout obligations under the Company’s supplemental executive retirement plan under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios for the CEO and the other named executive officers.

Based on the review process set out above, the Compensation Committee finds the CEO’s and other executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

ROBERT L. HOWARD, CHAIRMAN

JOHN PAUL HAMMERSCHMIDT

VELLO A. KUUSKRAA

KENNETH R. MOURTON

Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2004 are named above under the caption “Compensation Committee Report,” each of whom is a non-employee director. During 2004, there was no interlocking relationship between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

The following table contains information with respect to executive compensation paid or set aside by the Company for services in all capacities of the CEO and the next four most highly paid executive officers of the Company and its subsidiaries during the years indicated below.

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation					Awards		Payouts
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($) (2)		Restricted Stock Awards ($) (3)	Securities Underlying Options/ SARs (#)(4)	LTIP Payouts ($)	All Other Compensation ($)
Harold M. Korell President, Chief Executive Officer and Chairman of the Board	2004 2003 2002	454,000 454,000 433,000		900,000 570,000 520,000	331,290 286,137 300,602	(5) (5) (5)	564,732 486,009 438,918	36,730 61,180 95,000	- - -	17,357 17,331 16,009	(6)

Greg D. Kerley Executive Vice President and Chief Financial Officer	2004 2003 2002	290,000 285,000 272,000		380,000 245,000 232,000	138,201 152,397 159,656	(7) (7) (7)	228,084 252,834 227,939	14,840 31,820 49,330	- - -	11,081 10,880 10,056	(8)

Richard F. Lane Executive Vice President, Southwestern Energy Production Company and SEECO, Inc. (1)	2004 2003 2002	285,000 273,000 260,000		380,000 219,000 200,000	138,201 152,397 161,724	(9) (9) (9)	228,084 252,834 231,034	14,840 31,820 50,000	- - -	10,882 10,421 9,613	(10)

Mark K. Boling Executive Vice President and General Counsel	2004 2003 2002	244,000 241,000 230,000		240,000 200,000 160,000	70,791 75,766 117,095	(11) (11) (11)	110,556 119,230 175,439	7,210 15,000 53,330	- - -	9,325 9,200 7,470	(12)

Alan N. Stewart Executive Vice President Arkansas Western Gas Company (1)	2004 2003 2002	175,000 - -	(13)	60,000 - -	79,336 - -	(14)	110,432 - -	10,530 - -	- - -	47,568 - -	(15)

(1)	Southwestern Energy Production Company, SEECO, Inc., and Arkansas Western Gas Company are wholly-owned subsidiaries of the Company.

(2)	Does not include the value of perquisites or other personal benefits (if any), the aggregate amount of which does not exceed the lesser of (i) $50,000 or (ii) 10% of the total amount of annual salary and bonus for any named executive officer.

(3)	The restricted stock awards issued in 2004 vest ratably over four years. The value of all nonvested restricted shares held by Messrs. Korell, Kerley, Lane, Boling, and Stewart, at December 31, 2004, was $3,258,505 (64,283 shares); $1,657,310 (32,695 shares); $1,664,153 (32,830 shares); $675,293 (13,322 shares); and $181,977 (3,590 shares), respectively. The Company does not currently pay dividends on its common stock.

(4)	Consists solely of options to acquire shares of the Company’s common stock.

(5)	Includes $323,910, $278,757, and $293,222 as a bonus for the payment of income taxes related to the restricted stock grants made during 2004, 2003 and 2002, respectively.

(6)	Includes $13,620 as the Company matching contribution on the 401(k) and nonqualified defined contribution plans and $3,737 as the cost of life insurance.

(7)	Includes $130,821, $145,017, and $152,276 as a bonus for the payment of income taxes related to the restricted stock grants made during 2004, 2003, and 2002, respectively.

(8)	Includes $8,694 as the Company matching contribution on the 401(k) and nonqualified defined contribution plans, and $2,387 as the cost of life insurance.

(9)	Includes $130,821, $145,017, and $154,344 as a bonus for the payment of income taxes related to the restricted stock grants made during 2004, 2003, and 2002, respectively.

(10)	Includes $8,535 as the Company matching contribution on the 401(k) and nonqualified defined contribution plans, and $2,347 as the cost of life insurance.

(11)	Includes $63,411, $68,386, and $110,022 as a bonus for the payment of income taxes related to the restricted stock grants made during 2004, 2003 and 2002, respectively.

(12)	Includes $7,316 as the Company matching contribution on the 401(k) and nonqualified defined contribution plans, and $2,009 as the cost of life insurance.

(13)	Represents salary from March 1, 2004, through December 31, 2004.

(14)	Includes $73,186 as a bonus for the payment of income taxes related to the restricted stock grants made during 2004.

(15)	Includes $38,546 of moving and relocation expenses, $3,000 for consulting services provided prior to employment by the Company, $4,725 as the Company matching portion of 401(k) contributions and $1,297 as the cost of life insurance.

Option/SAR Grants in Last Fiscal Year

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Options/ SARs Granted (1)		% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date	0% ($)	5% ($)	10% ($)

Harold M. Korell	36,730		29.4%	49.80	12/09/11	-	744,649	1,735,349

Greg D. Kerley	14,840		11.9%	49.80	12/09/11	-	300,860	701,132

Richard F. Lane	14,840		11.9%	49.80	12/09/11	-	300,860	701,132

Mark K. Boling	7,210		5.8%	49.80	12/09/11	-	146,172	340,644

Alan N. Stewart	7,000	(4)	5.6%	22.46	03/01/14	-	98,875	250,568
	3,530		2.8%	49.80	12/09/11	-	71,566	166,779

(1)	Consists solely of options to acquire shares of the Company’s common stock. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a “change in control.” All options, other than the grant to Mr. Stewart on March 1, 2004, expire after seven years from the date of grant but may expire earlier upon termination of employment. The March 2004 grant to Mr. Stewart expires after ten years from the date of grant.

(2)	The exercise price reflects the fair market value of the Company’s common stock on the date of grant.

(3)

Potential realizable values are reported net of the option exercise price, but before taxes associated with exercise. The dollar amounts shown are the result of calculations using 0%, 5% and 10% rates of appreciation from the exercise price on the date of grant until immediately prior to the expiration date as specified by the rules and regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company’s stock price. The assumed annual appreciation of 5% and 10% on the options granted at $22.46 would result in the price of the Company’s common stock increasing to $36.59 and $58.26, respectively, by March 1, 2014. The assumed annual appreciation of 5% and 10% on the options granted at $49.80 would result in the price of the Company’s common stock increasing to $70.07 and $97.05, respectively, by December 9, 2011. Realization by optionees of the amounts shown is dependent on future increases in the price of the Company’s common stock and the continued employment of the optionee with the Company. The options have no value if the Company’s common stock does not appreciate, as shown in the 0% column.

(4)	Granted in connection with Mr. Stewart’s initial employment with the Company.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

(a)	(b)	(c)	(d)		(e)
	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(3)
Name			Exercisable (2)	Unexercisable (2)	Exercisable (2)	Unexercisable (2)

Harold M. Korell	6,666	308,235	577,886	109,183	24,221,121	2,500,957

Greg D. Kerley	50,000	391,750	265,718	52,496	11,211,892	1,295,085

Richard F. Lane	-	-	155,690	52,720	6,412,779	1,303,915

Mark K. Boling	23,014	891,730	17,539	34,987	650,083	1,016,556

Alan N. Stewart	-	-	-	10,530	-	202,752

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price.

(2)	Options generally vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon a “change in control” as defined under “Agreements Concerning Employment and Changes in Control.” All options granted prior to 1995 that have not been exercised have expired. All options granted from 1995 through April 2004 expire after ten years from the date of grant, but may expire earlier upon termination of employment. All options granted after May 2004 expire seven years from the date of grant, but also may expire earlier upon termination of employment.

(3)	Values are calculated based on the difference between the exercise price of all options and the closing price on the New York Stock Exchange of the Company’s common stock on December 31, 2004 ($50.69/share).

Long-Term Incentive Plans – Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plans (3)
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Shares, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout (2)	Threshold ($)	Target ($)	Maximum ($)
Harold M. Korell	867	12/31/07	433,500	867,000	1,734,000

Greg D. Kerley	350	12/31/07	175,000	350,000	700,000

Richard F. Lane	350	12/31/07	175,000	350,000	700,000

Mark K. Boling	170	12/31/07	85,000	170,000	340,000

Alan N. Stewart	83	12/31/07	41,500	83,000	166,000

(1)	All performance units have a target value of $1,000 with the actual value determined by the final performance levels achieved for the award performance period of three years. Performance objectives are calculated weighing three-year total shareholder return versus a peer group and a performance measure known as a “reserve replacement efficiency ratio” (determined by dividing pre-tax operating cash flow by finding and development costs) versus both a peer group and a predetermined target level.

(2)	Performance units vest 1/3 per year beginning on the first anniversary of the date of the grant. Payout occurs at the end of the three-year period upon achievement of performance criteria.

(3)	Actual payout is determined by the attainment of certain threshold, target and maximum performance objectives, which pay 50% of target, 100% of target and 200% of target, respectively. If minimum threshold levels are not achieved, then no awards will be given.

AGREEMENTS CONCERNING EMPLOYMENT AND CHANGES IN CONTROL

Effective February 17, 1999, the Company entered into amended Severance Agreements with Messrs. Korell and Kerley that replaced substantially similar severance agreements which were previously in place. The Company entered into Severance Agreements with Messrs. Lane, Boling, and Stewart on January 15, 2001; January 1, 2002; and March 1, 2004; respectively. The Severance Agreements provide that if within three years after a “change in control” of the Company, the officer’s employment is terminated by the Company without cause, he is entitled to a payment equal to the product of 2.99 and the officer’s “base amount.” “Base amount” is defined as base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the Incentive Compensation Plan. In the event the Severance Agreements are triggered in 2005, the payout to the executive officers would be: Mr. Korell, $4,126,200; Mr. Kerley, $2,116,920; Mr. Lane, $2,116,920; Mr. Boling, $1,532,375; and Mr. Stewart, $1,157,130. In addition, the officer will be entitled to continued participation in certain insurance plans and fringe benefits from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death, or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer. The officer will also be credited with three additional years of service for pension benefit purposes upon a “change in control.”

The named executives are also entitled to the severance benefits described above if within three years after a “change in control” they voluntarily terminate employment with the Company for “good reason.”

For purposes of the severance agreements, a “change in control” includes (i) the acquisition by any person (other than, in certain cases, an employee of the Company) of 15% or more of the Company’s voting securities, (ii) approval by the Company’s shareholders of an agreement to merge or consolidate the Company with another corporation (other than certain corporations controlled by or under common control with the Company), (iii) certain changes in the composition of the Board of Directors of the Company, (iv) any change in control which would be required to be reported to the shareholders of the Company in a proxy statement and (v) a determination by a majority of the Board of Directors that there has been a “change in control” or that there will be a “change in control” upon the occurrence of certain specified events and such events occur. “Good reason” includes (i) a reduction in the employee’s employment status or responsibilities, (ii) a reduction in the employee’s base salary, (iii) a change in the employee’s principal work location, and (iv) certain adverse changes in the Company’s incentive or other benefit plans.

The Company’s various long-term incentive plans and option agreements issued upon employment provide that all outstanding stock options and all limited, tandem, and stand-alone stock appreciation rights become exercisable immediately upon a “change in control.” The plans and other option agreements also provide that all performance units and shares of restricted and phantom stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” For purposes of the plans, a “change in control” has the same meaning contained in the Company’s Severance Agreements as defined above.

The Company’s Incentive Compensation Plan provides that all restrictions on shares of restricted stock granted pursuant to the Incentive Plan shall lapse upon a “change in control,” as defined in the Company’s Severance Agreements. This plan also provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid Incentive Awards shall be paid immediately, and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

PENSION PLANS

Prior to January 1, 1998, the Company maintained a traditional defined benefit plan (the “Pension Plan”) with benefits payable based upon average final compensation and years of service. Effective January 1, 1998, the Company amended its Pension Plan to become a “cash balance” plan on a prospective basis for its non-bargaining employees. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation.

Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of the Pension Plan, which became effective January 1, 1998, each participant has a hypothetical account, for recordkeeping purposes only, to which credits are allocated annually based upon a percentage of the participant’s remuneration. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age, and is designed to approximate any lost benefits due to the change to a cash balance plan. The additional percentage is equal to 6.3% for Mr. Korell and 3.7% for Mr. Kerley, who were both participants in the plan as of January 1, 1998.

All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant’s balance remains in the Pension Plan.

The Internal Revenue Code (the “Code”) limits both the amount of compensation that may be used for purposes of calculating a participant’s Pension Plan benefit and the maximum annual benefit payable to a participant under the Pension Plan. For the 2004 plan year, (i) a participant’s compensation in excess of $205,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code is $165,000. On May 31, 1989, the Company adopted a Supplemental Retirement Plan (“SERP”) which provides benefits equal to the amount which would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as defined under “Agreements Concerning Employment and Changes in Control,” the benefits of a participant then employed by the Company would be determined as if the participant had credit for three additional years of service.

At retirement or termination of employment, the vested amount credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments. The estimated combined annual benefit payable upon retirement related to the pre-1998 pension provisions and the cash balance provisions of the Pension Plan and SERP at December 31, 2004, is $83,185 for Mr. Korell, $143,843 for Mr. Kerley, $67,975 for Mr. Lane, $49,355 for Mr. Boling, and $6,395 for Mr. Stewart. These projections are based on the following assumptions; (1) participant remains employed until age 65; (2) the 2004 remuneration remains constant; and (3) interest credit of 6.00% for all years.

The remuneration covered by the Pension Plan includes wages and salaries but excludes incentive awards, bonuses, and fees. The benefit amounts listed above are not subject to any deductions for Social Security benefits or other offset amounts.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2004, concerning outstanding stock options under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans.

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available For Future Issuance
Equity compensation plans approved by shareholders (1)	1,940,625	$13.10	1,925,600

Equity compensation plans not approved by shareholders (2)	280,503	10.00	0

Total	2,221,128	$12.71	1,925,600

(1)	Consists of the Southwestern Energy Company 1993 Stock Incentive Plan, the Southwestern Energy Company 1993 Stock Incentive Plan for Outside Directors, the Southwestern Energy Company 2000 Stock Incentive Plan, and the Southwestern Energy Company 2004 Stock Incentive Plan. Shares remaining available for issuance may be issued under the Southwestern Energy Company 2004 Stock Incentive Plan, which plan provides for grants and awards in the form of stock options, shares of restricted stock, and restricted stock units.

(2)	Consists of the Southwestern Energy Company 2002 Employee Stock Incentive Plan and equity compensation that was issued to non-executive officers and new employees upon hiring. Grants generally mirrored the 1993 Stock Incentive Plan or the 2000 Stock Incentive Plan, but were issued separate and apart from these plans.

STOCK PERFORMANCE GRAPH

The following graph compares for the last five years, the performance of the Company’s common stock to the S&P Smallcap 600 Index and the Dow Jones U.S. Exploration & Production Index (previously known as the Dow Jones Oil—Secondary Index). The chart assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 1999, and that all dividends were reinvested.

Company / Index	Base Period Dec99	Dec00	Dec01	Dec02	Dec03	Dec04
SOUTHWESTERN ENERGY COMPANY	100	160.89	161.28	177.56	370.63	786.08
S&P SMALLCAP 600 INDEX	100	111.80	119.11	101.68	141.13	173.09
DOW JONES U.S. EXPLORATION & PRODUCTION	100	159.71	146.63	149.81	196.34	278.55

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

PROPOSAL NO. 3

AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On February 25, 2005, the Board of Directors adopted a resolution deeming it advisable to adopt, and recommending that the shareholders approve at this meeting, an amendment to Article Sixth, Section A of the Company’s Articles of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 75,000,000 to 250,000,000 shares. The proposed increase in the authorized common stock, when combined with the 10,000,000 shares of authorized preferred stock, par value $0.01, would increase the Company’s authorized capital stock to 260,000,000 shares. Subject to the approval of this proposal by shareholders, the Board of Directors has authorized a two-for-one stock split with respect to the common stock that would occur in the second quarter of 2005.

The Board of Directors believes the proposed increase in authorized shares of common stock is advisable primarily to provide flexibility to declare stock splits or dividends payable in shares of common stock without further shareholder authorization, except to the extent otherwise required by law or by the rules of any securities exchange on which the shares may be listed at the time. The New York Stock Exchange, on which the Company’s common stock is now listed, currently requires shareholder approval prior to listing shares in certain situations, such as acquisition transactions where the issuance could increase the number of shares outstanding by 20% or more. The additional shares authorized by the proposed amendment may also be used for other purposes deemed to be in the best interest of the Company and its shareholders, including the public or private sale of shares of common stock to raise additional capital, issuance of shares in connection with acquisitions or other transactions, issuance of shares in connection with employee and non-employee stock plans, or the issuance of additional shares in the event of the exercise of common share purchase rights (the “Rights”) presently attached to the Company’s common stock. Other than the existing Amended and Restated Rights Agreement relating to the Rights, the Company currently has no plan, agreement or arrangement for the issuance of any shares of common stock in connection with any such transaction.

In accordance with the Company’s Articles of Incorporation, the Board of Directors has full right, power and authority to offer for subscription or sale or to make any disposal of any or all authorized but unissued shares of common stock, including the additional shares currently proposed to be authorized, in return for such consideration in money, property, or other things of value as the Board of Directors, in its discretion, shall determine. The Company’s Articles of Incorporation provide that each share of the Company’s common stock shall have one vote and that holders of the Company’s common stock have no preemptive rights with regard to shares of common stock subsequently issued by the Company.

If the amendment to the Articles of Incorporation is approved, the increase in authorized shares will not, by itself, have any effect on the rights of holders of the Company’s presently issued and outstanding shares. However, the issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and voting rights of the present owners of the Company’s common stock. Authorized but unissued shares of common stock could be used by the Board of Directors to make a change in control of the Company more difficult, even if shareholders viewed such change in control as favorable to their interests. For example, the issuance of additional shares of common stock in a public or private sale, merger or similar transaction could dilute the ownership interest of a party seeking to acquire control of the Company. The Board of Directors also could, although it has no present intention of so doing, authorize the issuance of shares of common stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amend the Company’s Articles of Incorporation would not receive the requisite shareholder approval. Accordingly, the proposed amendment could make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the Board of Directors. The Company is not aware of any attempt to acquire control of the Company and the proposed amendment is not being proposed in response to any such effort.

The Company’s Articles of Incorporation currently authorize the issuance of up to 75,000,000 shares of common stock. On March 3, 2005, the Company had outstanding 36,456,066 shares of $.10 par value common stock, with one Right attached to each outstanding share of common stock. If and when the Rights become exercisable upon the occurrence of certain changes of control of the Company, each Right entitles the holder thereof to purchase from the Company one share of the Company’s common stock at a price of $40 per share which price is subject to adjustment upon certain events. Upon the occurrence of certain other events, each Right entitles certain disinterested holders thereof to purchase a number of shares of common stock of the Company, or the surviving company resulting from a business combination or merger involving the Company, with a market value of twice the exercise price of each Right.

In order to effect the increase in the number of authorized shares of common stock from 75,000,000 to 250,000,000, Section A of the Sixth Article of the Company’s Articles of Incorporation will be amended to read as follows:

SIXTH: Section A: The total amount of the authorized capital stock of this corporation is Two Hundred Sixty Million (260,000,000) shares which shall be classified as follows:

(i)	Two Hundred Fifty Million (250,000,000) shares shall be designated as common stock, with a par value of ten ($.10) per share (hereinafter referred to as “Common Stock”). Each share of Common Stock will have one vote;

PROPOSAL NO. 4

APPROVAL OF AN INCREASE IN THE COMPANY’S

AUTHORIZED “BONDED INDEBTEDNESS”

Article 12, Section 8 of the Constitution of the State of Arkansas, adopted in 1874, prohibits private corporations from increasing their “bonded indebtedness” without the prior consent of their shareholders obtained at a meeting held after notice of not less than 60 days. The term “bonded indebtedness” is not defined by the Constitution or other laws of the State of Arkansas. However, the Company has been advised by Arkansas counsel that neither the amounts borrowed under the Company’s existing $500 million revolving credit facility nor the Company’s outstanding several guarantee of 60% of the NOARK Pipeline System, Limited Partnership (“NOARK”) debt obligations constitute “bonded indebtedness.” In this context, the Company submits for shareholder approval the following proposal to consent to and authorize an increase in the Company’s “bonded indebtedness.”

The Board of Directors has declared advisable and submits to the shareholders at this meeting a proposal to approve the increase of the Company’s current authorized “bonded indebtedness” of $400 million by an additional $200 million in the aggregate. Subject to the new aggregate limit, the amount, terms and conditions of any “bonded indebtedness” actually incurred from time to time will be determined by the Board of Directors. As of March 3, 2005, the Company had approximately $225 million in principal amount of “bonded indebtedness” outstanding and the amount outstanding under the revolving credit facility was approximately $80 million. As of December 31, 2004, the Company had the same amount of “bonded indebtedness” outstanding and the amount outstanding under the then existing revolving credit facilities was $100 million.

The Company’s outstanding “bonded indebtedness” consists of the following: $125 million of 6.70% Senior Notes due in December 2005; $60 million of 7.625% medium-term notes due 2027 (putable at the holder’s option in 2009); and $40 million of 7.21% medium-term notes due 2017. All of the outstanding “bonded indebtedness” was issued in public offerings utilizing a shelf registration statement the Company filed with the Securities and Exchange Commission in 1995 to issue up to $250 million in senior unsecured debt securities.

If issued, the proceeds from the additional authorized “bonded indebtedness” may be used to fund the Company’s projected capital expenditures program, to purchase significant assets or properties, including other companies, or to repay amounts borrowed under the existing or future revolving credit facilities. The Company expects that the funding of its planned capital expenditures will require the incurrence of indebtedness, and depending upon market conditions and other factors, the Company may seek to issue “bonded indebtedness” in the future, although there are no definitive plans at present. The Board of Directors believes it necessary and advisable to obtain authorization for an increase in “bonded indebtedness” in order (1) to maintain maximum flexibility with respect to financing alternatives available to fund the capital programs in 2005 and beyond; and (2) to avoid time delays and expense of calling a special meeting of shareholders to approve additional authorized “bonded indebtedness” at a later time. The following table provides information concerning the Company’s historical and projected capital expenditures:

Southwestern Energy Company and Subsidiaries

Capital Expenditures

(in millions)

	Actual			Projected
	2002	2003	2004	2005
Exploration and Production
Development and Exploratory Drilling	$61.7	$139.2	$228.8	$281.1
Lease Acquisitions, Delay Rentals & Seismic	9.2	16.0	21.1	26.8
Property Acquisitions	3.1	3.0	14.2	-
Other	11.2	12.7	17.9	31.1

Total	85.2	170.9	282.0	339.0

Gas Distribution	6.1	8.2	7.3	10.4

Corporate and Other	0.8	1.1	5.7	3.3

TOTAL	$92.1	$180.2	$295.0	$352.7

The authorization of an increase will also enable the Board of Directors and management to continue to implement their strategy for optimizing the Company’s capital structure, which has significantly improved over the last few years despite the fact that the Company’s capital expenditures have increased over historical levels since 2002. Prior to 2003, the Company’s capital expenditures were generally limited to internally generated cash flow. During the first quarter of 2003, the Company completed the sale of 9,487,500 shares of common stock under a shelf registration statement filed with the Securities and Exchange Commission. The aggregate net proceeds from the equity offering of $103.1 million were used to repay borrowings under our credit facility so that the Company could reborrow the repaid amounts to fund the acceleration of its development drilling at the Overton Field in East Texas. Since the beginning of 2003, the Company’s stock has appreciated 343% through December 31, 2004 ($11.45 per share at December 31, 2002, compared to $50.69 per share at December 31, 2004), and our debt to total capitalization ratio has improved from 65.9% at December 31, 2002 to 42.0% at December 31, 2004.

The Company’s ability to issue additional “bonded indebtedness” will be limited by covenants contained in its existing revolving credit agreement. Under its existing revolving credit agreement, the Company may not issue total debt in excess of 60% of its total capital, must maintain a certain level of shareholders’ equity, and must maintain a ratio of EBITDA to interest expense of 3.5 or above. The table below provides information concerning the Company’s total long-term debt and interest on long-term debt excluding the NOARK guaranty:

	Revolving Debt and “Bonded Indebtedness” at December 31	Revolving Debt and “Bonded Indebtedness” as a Percent of Total Capital	Annual Interest on Revolving Debt and “Bonded Indebtedness”	Ratio of EBITDA to Interest Expense	Interest on Revolving Debt and “Bonded Indebtedness” as a Percent of Operating Revenues
	(in millions)		(in millions)
2002	$342.4	65.9%	$21.7	4.7	8.3%
2003	$278.8	44.9%	$17.7	8.8	5.4%
2004	$325.0	42.0%	$18.3	15.1	3.9%

Under our revolving credit facility, our NOARK guaranty is included for purposes of calculation of our compliance with our financial covenants. As of December 31, 2004, including our NOARK guaranty, the Company’s debt to capital was 44.8% and its ratio of EBITDA to interest expense was 15.1.

If additional “bonded indebtedness” is issued under the requested authorization, the issuance may be by either private placement or public sale. The debt will be issued upon the best terms and conditions available at the time of issuance in the opinion of the Company’s management and the Board of Directors. The terms of any debt issued may be structured in such a manner as to inhibit or preclude a change in control of the Company. Terms of the “bonded indebtedness,” including their nature (i.e. first mortgage bonds, notes, or debentures), interest rates, redemption prices, maturity dates, restrictions on the issuance of additional funded debt and on the issuance of dividends, the creation of liens or mortgages and similar matters, will be determined by the Board of Directors. Under the requested authorization, bonded indebtedness may be issued, redeemed and reissued as long as the Company’s total “bonded indebtedness” outstanding at any time does not exceed $600,000,000. No further authorization for the issuance, redemption or reissuance of the securities by a vote of the shareholders will be solicited prior to such issuance, redemption or reissuance. Existing security holders will not be affected by the issuance, redemption or reissuance of the “bonded indebtedness” other than as a result of the terms, covenants and amounts of the additional debt issued, redeemed or reissued. The consent of any holders of securities of the Company other than the holders of its common stock is not required for approval of this proposal.

PROPOSALS FOR 2006 ANNUAL MEETING

Shareholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2006 Annual Meeting of Shareholders must be received by the Company at its principal offices not later than November 30, 2005. Any shareholder submitting a proposal intended to be brought before the 2006 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 65 days notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company’s by-laws require that notices of shareholder proposals contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 300, Houston, Texas 77032, (281) 618-4700.

SHAREHOLDERS SHARING AN ADDRESS

The practice of sending only one copy of the annual report, Form 10-K and proxy statement to shareholders who share a single address is known as “householding.” Householding is designed to reduce the Company’s printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the annual report, Form 10-K or proxy statement as follows:

-	Record shareholders who wish to discontinue or commence householding, or any record shareholder residing at a household address who would like to request prompt delivery of a copy of the annual report, Form 10-K or proxy statement, should contract our transfer agent, EquiServe at 1-800-446-2617.

-	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any such householded shareholder may request prompt delivery of a copy of the annual report, Form 10-K or proxy statement by contacting the Company at 281-618-4700 or 479-521-1141.

OTHER BUSINESS

While the Notice of Annual Meeting of Shareholders calls for transaction of such other business as may properly come before the meeting, the Company’s management has no knowledge of any matters to be presented for action by shareholders at the meeting other than as set forth in this Proxy Statement. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. Shareholders may bring additional proposals before the meeting provided written notice of any such proposal is received at the Company’s principal executive offices no later than the close of business on April 12, 2005. The Company’s by-laws require that this notice must contain certain information about any proposal and the proposing shareholder. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 300, Houston, Texas 77032, (281) 618-4700.

Any shareholder who has not received a copy of the Company’s Annual Report and Form 10-K may obtain a copy free of charge by contacting Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 300, Houston, Texas 77032.

By Order of the Board of Directors

MARK K. BOLING

Executive Vice President,

General Counsel & Secretary

Dated: March 28, 2005

EXHIBIT A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.    Statement of Principles

The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. As set forth in this Policy, unless a type of service has received the pre-approval of the Audit Committee as set forth in the appendices to this Policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor.

In making its pre-approval determinations, the Audit Committee will consider whether the applicable services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may add or subtract to the list of pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.    Delegation

As provided in the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

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III.    Audit Services

Although the fee levels for the annual Audit services engagement are included as items 1 and 2 on Appendix A to this Policy, the actual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee as set forth in an engagement letter executed by the chairman of the Audit Committee and the independent auditor. Audit services shall include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, and may include subsidiary audits and equity investment audits. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services identified as items 3, 4 and 5 on Appendix A. All other Audit services not listed on Appendix A must be separately pre-approved by the Audit Committee.

IV.    Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services on Appendix B. All other Audit-related services not listed on Appendix B must be separately pre-approved by the Audit Committee.

V.    Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. Therefore, the Audit Committee believes it may grant pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole

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business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Controller or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services on Appendix C. All Tax services involving large and complex transactions not listed on Appendix C must be separately pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.    All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee has not yet pre-approved any services in the “All Other” category. At such time (if ever) that the Audit Committee elects to pre-approve any such services by the independent auditor, the same shall be described on Appendix D. Permissible All Other services not listed on Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.    Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts by more than ten percent (10%) will require specific pre-approval by the Audit Committee. The pre-approved fee levels set forth in the Appendices to this Policy do not include out-of-pocket expenses incurred by the independent auditor.

The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.    Procedures

All requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Controller and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

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The Audit Committee has designated the internal auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this Policy that comes to the attention of the internal auditor or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

IX.    Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

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APPENDIX A

Pre-Approved Audit Services for the Audit of December 31, 2004

Financial Statements and Other Audit Services for Fiscal Year 2005

Dated: October 25, 2004

Service	Range of Fees
1. Audit of the Company’s consolidated financial statements and attestation report on internal controls for the year ended December 31, 2004	$412,500

2. Interim reviews of the Company’s quarterly financial statements for each of the three quarters ended March 31, 2005, June 30, 2005 and September 30, 2005	$45,000

3. Statutory audits or financial audits for subsidiaries or affiliates of the Company	$20,000

4. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$20,000

5. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$10,000

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APPENDIX B

Pre-Approved Audit-Related Services for the Audit of December 31, 2004

Financial Statements and Other Audit-Related Services for Fiscal Year 2005

Date: October 25, 2004

Service	Range of Fees
1. Due diligence services pertaining to potential business acquisitions/dispositions including review of financial statements, financial data and records, and discussions with acquiree/acquiror finance and accounting personnel	$20,000

2. Financial statement audits of employee benefits plans	$42,000

3. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)	$10,000

4. Subsidiary or equity investee audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$20,000

5. Closing balance sheet audits pertaining to dispositions	$20,000

6. Assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act	$25,000

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APPENDIX C

Pre-Approved Tax Services for Tax Returns for Year Ended December 31, 2004

and Other Tax Services for Fiscal Year 2005

Dated: October 25, 2004

Service	Range of Fees
1. U.S. federal, state and local tax planning and advice on mergers, acquisitions and restructurings	$10,000

2. U.S. federal, state and local tax assistance responding to requests from the company’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting	$10,000

3. Review of federal, state and local income, franchise, and other tax returns, including consultations regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the company	$21,000

4. Assistance with tax audits and appeals before the IRS and similar state and local agencies, as requested by the company’s tax department	$10,000

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APPENDIX D

Pre-Approved All Other Services for Fiscal Year 2005

Dated: October 25, 2004

Service	Range of Fees
None Pre-Approved	N/A

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EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

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[SOUTHWESTERN ENERGY COMPANY LOGO]

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

The EquiServe Vote-by-Internet and Vote-by-Telephone systems can be accessed

24-hours a day, seven days a week up until the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/swn		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

☒	Please mark votes as in this example.	4929

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of nominees and FOR proposals 2, 3 and 4.

SOUTHWESTERN ENERGY COMPANY								For, with exercise of cumulative voting privilege. Indicate number of votes cast for each nominee.
(1)	To elect seven (7) directors to serve until the 2006 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;							(2)	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for 2005;	FOR ☐	AGAINST ☐		ABSTAIN ☐
	01 02 03 04	L. Epley, Jr. J. Hammerschmidt R. Howard H. Korell						(3)	To amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 250,000,000 shares;	FOR ☐	AGAINST ☐		ABSTAIN ☐
	05 06 07	B. Kuuskraa K. Mourton C. Scharlau		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	(4)

To increase the Company’s authorized “bonded indebtedness” (within the meaning of Article 12, Section 8 of the Constitution of the State of Arkansas) by an additional $200 million, in the aggregate, upon such terms, provisions, and conditions as the Board of Directors shall approve; and

										FOR ☐	AGAINST ☐		ABSTAIN ☐
			☐
				For all nominees except as written above.
								(5)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
									Change of Address/Comments on Reverse side			☐
								NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURE(S)	DATE:

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

[SOUTHWESTERN ENERGY LOGO]

Dear Shareholder,

Shareholders of Southwestern Energy Company can take advantage of several services available through our transfer agent, EquiServe Trust Company, N.A. These services include:

DirectService Investment Program

Shareholders may purchase or sell Southwestern Energy Company stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing EquiServe to electronically debit your checking or savings account each month. Shareholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.

Vote-by-Internet

Shareholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast via Internet up until 11:59 p.m. on the day before the Annual Meeting.

Internet Account Access

Shareholders may access their accounts on-line at www.equiserve.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy or sell shares.

Transfer Agent Contract Information

EquiServe	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	(781) 575-2723
Providence, RI 02940-3069	TDD/TYY for Hearing Impaired:	(800) 952-9245

FOLD AND DETACH HERE

SOUTHWESTERN ENERGY COMPANY

2350 N. Sam Houston Parkway East, Suite 300

P	Houston, Texas 77032
R
O	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y

The undersigned hereby appoints each of Kenneth R. Mourton and Charles E. Scharlau as Proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 3, 2005, at the Annual Meeting of Shareholders to be held on May 11, 2005, or any adjournment or adjournments thereof.

	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at any time before it is exercised, the signer retaining the right to attend the meeting and vote in person.

(Continued, and to be marked, dated and signed, on the other side)